SECRETARY OF STATE
                                  [STATE SEAL]
                                STATE OF NEVADA



                               CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that AVIATION UPGRADE TECHNOLOGIES, INC. did on JANUARY 8, 1999, file In this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.



                               IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Las Vegas, Nevada, on JANUARY 8, 1999.



                               /s/

                                   Secretary of State

                               By     /s/
   [STATE SEAL]
                                   Certification Clerk